EXHIBIT 4.15

                                                                  EXCEED.EXCEL
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Hang Seng Bank


Our Ref.: Commercial Banking - Relationship Management

Private & Confidential

Bonso Electronics Limited                                         21 May 2003
Unit 1106-1110 11/F
Star House
3 Salisbury Road
Tsimshatsui
Kowloon

Attention: Mr. Anthony So
-------------------------

Dear Sirs

BANKING FACILITIES

With reference to our recent discussions, we wish to advise that we have reviewed your banking facilities and offer you the undermentioned revised limits (the "Facilities") which will be made available subject to the terms and conditions outlined herein:-

Facilities and Limits
---------------------

For establishment of documentary letters of credit (LC) for your account in favour of third parties and covering import of goods in the ways acceptable to us and/or acceptance of bills drawn thereunder, and/or

for trust receipt facility (TR) relating to goods imported    HK$28,000,000.00
and financed under our documentary letters of credit established for your account, and/or for purchase of documentary export D/P bills (DP) drawn on parties acceptable to us, and/or for purchase of documentary export D/A bills (DA) drawn on parties acceptable to us, of which

for extension of export trade loans (ETL) to finance your     (HK$10,000,000.00)
export of goods as evidenced by your sale invoices and any other relevant documents as required,

for overdraft facility (OD) on your current account No.       (HK$5,000,000.00)
259-229698-001.

The aggregate amount owing under LC, TR, DP, DA, ETL and OD facilities shall not exceed HK$28,000,000.00 at any one time.

Bonso Electronics Limited

Negotiation of discrepant documents, secured or unsecured by   HK$15,000,000.00
goods, presented under export letters of credit issued by banks acceptable to us.


For establishment of Stand-by Letters of Credit (SBLC) for     EUR$1,900,000.00
your account in favour of third parties and covering services and/or other performances in the ways acceptable to us and/or acceptance of bills drawn thereunder.


Term Loan outstanding balance under A/C No. 272-826769.        US$440,000.10


Security
--------

(i) As security, we continue to hold the "All Moneys" legal charge already executed in our favour on the property situated at Units 1106-1110 on 11th Floor of Star House, No.3 Salisbury Road, Kowloon.

(iii) Unlimited Deed of Guarantee already executed by Bonso Electronics International Inc. (the " Guarantor") in our favour.

Interest
--------

(i) Interest on financed bills/loans in Hong Kong Dollar shall be charged at 0.5% per annum below the Hong Kong Dollar Prime Lending Rate as quoted by Hang Seng Bank Limited from time to time, the present effective Hong Kong Dollar Prime Lending Rate being 5% per annum and subject to fluctuation at our discretion. Interest on loans will be payable on monthly basis..

(ii) Interest on financed bills/loans in United States Dollar and other foreign currencies shall be charged at 0.75% and 0.5% per annum below board rate respectively as quoted by us from time to time and subject to fluctuation. Interest on loans will be payable on monthly basis.

(iii) Interest on the overdraft facility shall be charged at 0.5% per annum over the Hong Kong Dollars Prime Lending Rate as quoted by us from time to time with monthly rests and subject to fluctuation at our discretion.

Tenor
-----

Maximum loan tenor for import loans will be 120 days.

Fee
---

A non-refundable facility review fee of HK$20,000.00 shall be payable by you to us upon acceptance of the Facilities and thereafter a review fee in such amount as we may prescribe from time to time shall be payable upon each review of the Facilities. We are authorised to debit the current account maintained by you with us for the facility review fee upon receipt of your acceptance of the Facilities as mentioned in this letter and in all subsequent reviews.

Hang Seng Bank Limited

Bonso Electronics Limited

Insurance
---------

The above property shall be insured against the risks of fire, earthquake (fire, shock & flood), landslip and subsidence endorsement, explosion, typhoon, windstorm and flood for the facilities amount or the cost of reinstating the property. The insurer must first be approved by us and the insurance policy denoting our interest as chargee, together with the receipt for premium paid, has to be lodged with us on or before execution of the Legal Charges; the renewal policy, also with our interest being denoted thereon, must be lodged with us no later than fourteen days prior to the renewal date of the policy. Otherwise, we will insure the property on the Borrower's behalf, the premium of which shall be debited to your account with us. If the insured amount is based on the reinstatement cost, a valuation and administration fee will be charged for the initial, and each subsequent renewal. The current valuation and administration fee of each mortgaged property is HKD1,000.00.

Default Interest
----------------

Notwithstanding the provisions above for the charging of interest, all sums (whether principal,' interest, fees, charges or otherwise) due but unpaid in respect of the Facilities shall bear interest at such rate from time to time determined by us at our absolute discretion.

Set-off
-------

We may, at any time and without notice, apply and set-off any credit balance to which you are entitled on any account with us or any other moneys owed by us to you in or towards satisfaction of any obligations owing to us by you. For this purpose, we are authorised to purchase, at our prevailing exchange rate, such other currencies as may be necessary to effect such application with the moneys standing to the credit of such account or to effect conversion of one currency into another in any other manner.

Expenses
--------

All expenses, legal or otherwise, if any, in connection with the Facilities are to be borne by you.

Taxes
-----

All payments of principal and interest on amounts due under the Facilities shall be made free and clear of all present and future taxes, withholdings of any nature whatsoever.

Governing Law
-------------

These Facilities are subject to the laws of Hong Kong Special Administrative Region with non-exclusive jurisdiction of Hong Kong Special Administrative Region Courts.

Hang Seng Bank Limited

Bonso Electronics Limited

Others
------

(1) You and the Guarantor shall provide us with certified copies of the annual audited accounts within 6 months following the end of each financial year and such other relevant financial information as we shall from time to time reasonably request.

(ii) The legal charge and discharge of the above property will contain the usual provisions that are currently in use in Hong Kong to be approved by solicitors designated by us.

(iii)We may from time to time at our absolute discretion and without prior notice to or consent from you, impose further charges and fees which may be chargeable on facilities of the same type and change the terms of the existing and future charges and fees, including the rate thereof.

Notwithstanding anything to the contrary hereinbefore contained, we shall not be bound to grant any of the Facilities at all or beyond such sum as we may at our sole discretion consider safe to the intent that we retain the absolute right to withdraw, suspend and/or reduce from time to time the Facilities or any of them and/or the extent of any of the Facilities for so long and to or in such amount as we may at our sole discretion deem fit without prior notice to or consent from you.

The Facilities are subject to our usual review annually and at any time as well as our customary overriding right of repayment on demand and are subject to our right to call for cash cover on demand for prospective and contingent liabilities.

Kindly sign and return to us the duplicate of this letter together with the attached "Extracts from the Minutes of a Meeting of the Board of Directors" to indicate your acceptance of this credit facility arrangement by 21 June 2003 and if not accepted by that date, unless extended by us at our sole and absolute discretion, will be deemed to have lapsed. All other security documentation required, if any, under the Facilities must be executed to our complete satisfaction within thirty days from the date of this letter, failing which the Facilities are subject to withdrawal or revision at our absolute discretion.

Our Insurance Agency Department offers a full range of insurance services and will be pleased to quote you competitive rates on fire, marine and other coverages upon your request. Should you require further information, please feel free to contact Mr. Yeung Tung, Manager, Marketing at 2198 4960.

Should you have any queries, please do not hesitate to contact our Miss Sarah Lau at 2198 4103.

Hang Seng Bank Limited

Bonso Electronics Limited

We trust that you will make active use of the Facilities and are pleased to be of continued assistance to you.

Yours faithfully






/s/  Dennis Chan
-----------------------------
     Dennis Chan
     Assistant General Manager







 /s/  Donald Lam
-----------------------------
      Donald Lam
      Department Head, Relationship Management
      Commercial Banking




For and on the behalf of
BONSO ELECTRONICS LTD.



/s/ Anthony So                  Chop & Sign
-----------------------------





 /wwh

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Hang Seng Bank Limited